UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 7, 2008

General Electric Company
(Exact name of registrant as specified in its charter)

New York	1-35	14-0689340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3135 Easton Turnpike, Fairfield, Connecticut		06828-0001
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (203) 373-2211

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

General Electric Company (“GE”) intends to appoint Jamie S. Miller, 39, as Vice President-Comptroller and Chief Accounting Officer, effective April 2008.  Ms. Miller will succeed Philip D. Ameen who, as previously disclosed, will retire from his position as Chief Accounting Officer on March 15, 2008.

“Jamie has 18 years of experience, including leading accounting and controllership departments for two, large public companies,” GE Vice Chairman and Chief Financial Officer Keith Sherin said.  “She shares our commitment to excellence in controllership and she is a proven leader and technical expert in accounting. We are thrilled to have Jamie joining our team.”

Since August 2007, Ms. Miller has served as the Senior Vice President, Chief Accounting Officer and Controller of WellPoint, Inc.  Prior to joining WellPoint, Ms. Miller served as a partner with PricewaterhouseCoopers LLP in a number of roles including, most recently, as the Financial Services leader for the Chicago practice.  From May 2004 to August 2005, she was Vice President, Corporate Controller and Chief Accounting Officer of Genworth Financial, Inc. (formerly GE Financial Assurance).  Prior to that time, she served as Controller at GE Financial Assurance.  Before joining GE Financial Assurance in 2003, Ms. Miller was a partner in PricewaterhouseCoopers LLP’s financial services assurance practice.

Ms. Miller will receive salary, bonus and equity awards, and will participate in other benefit and compensation plans, at levels consistent with her seniority and scope of responsibility.

Mr. Walter F. Ielusic, 46, will serve as Acting Chief Accounting Officer upon Mr. Ameen’s retirement as Chief Accounting Officer, effective March 15, 2008 and until Ms. Miller assumes her position.  Mr. Ielusic was appointed Vice President Technical Center of Excellence Controller on March 7, 2008.  Mr. Ielusic has been with GE for the last ten years.  Since June 2007, he has served as Senior Deputy Comptroller of GE and prior to that, he was Controller of the Commercial Finance business of GE.  Prior to joining GE, Mr. Ielusic was a senior manager in the national office of PricewaterhouseCoopers LLP.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Electric Company
(Registrant)

Date: March 12, 2008	/s/ Keith S. Sherin
Keith S. Sherin
Vice Chairman and Chief Financial Officer

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